Exhibit 99.52

EXECUTION VERSION

IRREVOCABLE EXCHANGE AGREEMENT

This Irrevocable Exchange Agreement (this “Agreement”), dated as of December 17, 2012, is made by and among Clearwire Corporation, a Delaware corporation (the “Company”), Sprint Nextel Corporation, a Kansas corporation (“Sprint”) and Intel Capital Wireless Investment Corporation 2008A, a Delaware corporation (“Intel”).

WHEREAS, reference is hereby made to: (i) that certain Agreement and Plan of Merger (the “Merger Agreement”), dated as of December 17, 2012, by and among the Company, Sprint and Collie Acquisition Corp., a Delaware corporation (“Merger Sub”); (ii) that certain Amended and Restated Operating Agreement (the “Operating Agreement”) of Clearwire Communications LLC (“Clearwire Communications”), dated as of November 28, 2008, by and among the Company, Sprint HoldCo, LLC, a Delaware limited liability company, and Intel; (iii) the Restated Certificate of Incorporation of the Company, dated as of November 28, 2008, as amended (the “Charter”); and (iv) that certain Voting and Support Agreement (the “Voting Agreement”), dated as of December 17, 2012, among the Company and the persons named on Schedule A thereto. Capitalized terms used herein but not defined shall have the meanings given to such terms in the Merger Agreement, the Operating Agreement or the Charter (as the context may require).

WHEREAS, Intel is the record and/or beneficial owner of 65,644,812 shares of the Company’s Class B Common Stock and 65,644,812 Class B Units;

WHEREAS, subject to the terms and conditions of the Merger Agreement, at the Effective Time: (i) Merger Sub will be merged with and into the Company (the “Merger”) with the Company as the surviving corporation in the Merger and as a wholly-owned subsidiary of Sprint; and (ii) each share of the Company’s Class A Common Stock that is issued and outstanding prior to the Effective Time held by the Public Stockholders will be converted into the right to receive the Merger Consideration, and, when so converted, will automatically be canceled and will cease to exist, subject to the provisions of Section 1.6 thereof; and

WHEREAS, Intel desires to exchange the Intel Interests (as defined below) for shares of the Company’s Class A Common Stock immediately prior to the Effective Time, which shall be converted into the right to receive the Merger Consideration at the Effective Time.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

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1. Irrevocable Exchange of Shares.

(a) Upon execution of this Agreement, Intel hereby irrevocably elects to exchange (the “Share Exchange”) each share of Class B Common Stock (together with each corresponding Class B Unit) held by or on account of itself and its Affiliates (collectively, the “Intel Interests”), into the corresponding number of shares of Class A Common Stock, in accordance with Section 7.9 of the Operating Agreement and Section 5.1 of the Charter, effective immediately prior to the Effective Time (as defined in the Merger Agreement); provided, however, that if the Merger is not consummated for any reason at such time, the Share Exchange shall be void ab initio and Intel shall retain the Intel Interests.

(b) Notwithstanding anything to the contrary contained in Section 7.9 of the Operating Agreement, the parties to this Agreement agree that execution of this Agreement shall constitute timely delivery of an Exchange Notice to the Company.

2. Escrow. Upon execution of this Agreement by the parties hereto, Intel covenants and agrees to deposit, within five (5) Business Days after the date hereof, all of the Intel Interests with the Company to hold such Intel Interests in escrow (the “Escrow”) until the earlier to occur of (i) the consummation of the Share Exchange or (ii) termination of this Agreement in accordance with its terms. If this Agreement is terminated in accordance with its terms, the Company shall promptly return to Intel all Intel Interests then being held by the Company. At any time that the Intel Shares are being held in the Escrow in accordance with this Agreement, Intel shall not Transfer the Intel Shares except as permitted by the Voting Agreement. Following any Transfer permitted by the Voting Agreement, the Intel Interests shall remain in the Escrow in accordance with this Agreement and, prior to any such transfer, Intel shall cause the transferee to be bound by the terms of, and execute a joinder to, this Agreement with respect to the Intel Interests.

3. Termination. This Agreement shall terminate upon the earliest to occur of: (i) the Effective Time, (ii) the termination of the Merger Agreement in accordance with its terms, and (iii) the written agreement of Intel, the Company and Sprint; provided, however, that Intel shall have the right to terminate this Agreement by written notice to the Company and Sprint if the terms of the Merger Agreement, the Note Purchase Agreement, the Notes or the Indenture are amended, modified or waived without the prior written consent of Intel, but only if such amendment, modification or waiver creates any additional condition to the consummation of the Merger or the transactions contemplated under the Note Purchase Agreement, the Notes and the Indenture, reduces the amount of the Merger Consideration, changes the form of the Merger Consideration or otherwise adversely affects Intel (in its capacity as a stockholder of Clearwire or equityholder of Clearwire LLC), provided that any amendment, waiver or modification that results in a delay in the timing of the Closing (but not beyond December 31, 2013) but does not have any other adverse effect on Intel in such capacity will not constitute grounds for termination of this Agreement.

4. Entire Agreement. This Agreement constitutes the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter.

5. Assignment. No party may assign its rights or obligations hereunder without the prior written consent of the other parties hereto.

6. No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in the Company, Clearwire Communications or Sprint any direct or indirect ownership or incidence of ownership of or with respect to the Intel Interests. All rights, ownership and economic benefits of and relating to the Intel Interests shall remain vested in and belong to Intel, including without limitation the right to vote of any of the Intel Interests.

7. No Third-Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

8. Governing Law. This Agreement will be governed by the laws of the State of Delaware without regard to the conflicts of law principles thereof. All actions and proceedings arising out of or relating to this Agreement shall be heard and determined in the courts of the State of Delaware, and the parties hereto hereby irrevocably submit to the exclusive jurisdiction of such courts (and, in the case of appeals, appropriate appellate courts therefrom) in any such action or proceeding and irrevocably waive the defense of an inconvenient forum to the maintenance of any such action or proceeding. The consents to jurisdiction set forth in this paragraph shall not constitute general consents to service of process in the State of Delaware and shall have no effect for any purpose except as provided in this paragraph and shall not be deemed to confer rights on any Person other than the parties hereto. The parties hereto agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law.

9. Notices. All notices required to be provided hereunder shall be provided in accordance with Section 7.5 of the Merger Agreement, as between the Company and Sprint, and Section 11.5 of the Operating Agreement, as between or among the Company or Sprint, on the one hand, and Intel, on the other hand.

10. Specific Enforcement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Court of Chancery of the State of Delaware, this being in addition to any other remedy to which such Party is entitled at law or in equity.

11. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

CLEARWIRE CORPORATION

By:	/s/ Hope Cochran
Name:	Hope Cochran
Title:	Chief Financial Officer

SPRINT NEXTEL CORPORATION

By:	/s/ Charles Wunsch
Name:	Charles Wunsch
Title:	Senior Vice President, General Counsel and Corporate Secretary

INTEL CAPITAL WIRELESS INVESTMENT CORPORATION 2008A

By:	/s/ Arvind Sodhani
Name:	Arvind Sodhani
Title:	President